Exhibit 10.24
PAID UP
OIL AND GAS LEASE
     This lease made this                      day of                     , 2005, by and between                                                              having an address at                                          hereinafter collectively called “Lessor” and The Keeton Group, LLC, 3012 Merideth Circle, Lexington, Kentucky 40613 hereinafter called “Lessee”.
     WITNESSETH, That for and in consideration of the premises, and all of the mutual covenants and agreements hereinafter set forth, the Lessor and Lessee agree as follows:
     LEASING CLAUSE: Lessor hereby leases exclusively to Lessee all the oil, gas and coalbed methane and their constituents, whether hydrocarbon or non-hydrocarbon, underlying the land herein leased, together with such exclusive rights as may be necessary or convenient for Lessee, at its election, to explore for, develop, produce, measure, and market production from the Leasehold, and from adjoining lands, using methods and techniques which are not restricted to current technology, including the right to conduct geophysical and other exploration tests; to drill, maintain, operate, cease to operate, plug, abandon, and remove wells; to use or install roads, electric power and telephone facilities, and to construct pipelines with appurtenant facilities, including data acquisition, compression and collection facilities for use in the production and transportation of products from the Leasehold and from neighboring lands across the Leasehold, and such right shall survive the term of this agreement for so long thereafter as operations are continued, to use oil, gas, and non-domestic water sources, free of cost, to store gas of any kind underground, regardless of the source thereof, including the injection of gas therein and removing same therefrom, to protect stored gas, to operate, maintain, repair, and remove material and equipment.
     DESCRIPTION: The Leasehold is located, all or part, in the County of                                          in the State of Kentucky, on the waters of                                          and described as follows: bounded whether now or formerly
     FOR A DETAILED DESCRIPTION SEE EXHIBIT “A” ATTACHED HERETO AND BY THIS REFERENCE MADE A PART HEREOF
     Including lands acquired; by Instrument from                      dated                     , and recorded in Book                     , Page                    , and described for the purposes of this agreement as containing                      acres, whether actually more or less, and including all contiguous or appurtenant lands owned by Lessor.
     LEASE TERM: This Lease shall remain in force for a primary term of five (5) years from                     , 2005, and for as long thereafter as prescribed payments are made, or for as long thereafter as operations are conducted on the Leasehold in search of production of oil, gas, or their constituents, or for as long as a well capable of production is located on the Leasehold, or for as long as extended by other provisions herein, or for as long as the Leasehold is used for the underground storage of gas of or for the protection of stored gas. If after the primary term the last producing well on the Leasehold is plugged and abandoned, the Leasehold will remain under lease for an additional period of one year from the date of plugging and abandonment, subject to the payment of Delay Rental.
     EXTENSION OF TERM: Lessee may extend the primary term for one additional period equal to the primary term by paying to Lessor, at any time within the primary-term, proportionate to Lessor’s percentage of ownership an Extension Payment equal in amount to the annual Delay Rental as herein described, or by drilling a well on the Leasehold which is not capable of commercial production.
     PAYMENT TO LESSOR: Lessee covenants to pay Lessor, proportionate to Lessor’s percentage of ownership as follows:
     (A.) DELAY RENTAL: To pay Lessor as Delay Rental at the rate of Two and 00/100ths dollars ($2.00) per net mineral acre per year payable annually in advance, beginning on PAID-UP, 2006, and continuing thereafter until the commencement of Royalty payments. Delay Rental paid for time beyond the commencement date of Royalty payment shall be credited upon the Royalty payment. Upon conversion to Storage, Delay Rental payment shall be reestablished.
     (B.) ROYALTY: It is agreed that the total Royalty that will be paid by Lessee shall be one eighth (1/8th) and that any Royalty conveyance or reservation in Lessor’s chain of title shall be subtracted from the one eighth (1/8th) royalty proved herein. To pay Lessor as Royalty, less all taxes, assessments, and adjustments on production from the Leasehold as follows:
     1. OIL: To deliver to the credit of Lessor, free of cost, a Royalty of the equal one-eighth part of all oil and constituents thereof produced and marketed from the Leasehold.
     2. GAS: To pay Lessor an amount equal to one-eighth of the revenue realized by the Lessee for all gas and the constituents thereof produced and marketed from the Leasehold. Lessee may withhold Royalty payment until such time as the total withhold exceeds one hundred dollars ($100.00).
     (C.) DELAY IN MARKETING: In the event that Lessee does not market producible gas, oil, or their constituents from the Leasehold, Lessee shall continue to pay Delay Rental until such time as marketing is established, and such payment shall maintain this lease in full force and effect to the same extent as payment of Royalty.
     (D) SHUT-IN: In the event that production of oil, gas, or their constituents is interrupted and not marketed for a period of six months, and there is no producing well on the Leasehold, Lessee shall thereafter, as Royalty for constructive production, pay a Shut-In Royalty equal in frequency and amount to the Delay Rental until such time as production is re-established and said payment shall maintain the Lease in full force and effect to the same extent as payment of Royalty. During Shut-In, Lessee shall have the right to re-work, stimulate, or deepen any well on the Leasehold or drill a new well on the Leasehold in an effort to re-establish production, whether from an original producing formation or from a different formation. In the event that the production from the only producing well on the Leasehold is interrupted for a period of less than six months, this Lease shall remain in full force and effect without payment of Royalty or Shut-In Royalty.
     (E.) DAMAGES: Lessee shall remove unnecessary equipment and materials and grade, reseed, and mulch the drill site area at the completion of activities, and Lessee agrees to repair any damaged improvements to the land and pay for the loss of crops or marketable timber.
     (F.) MANNER OF PAYMENT: Lessee shall make or tender all payments due hereunder by check, payable to Lessor, at Lessor’s last known address, and Lessee may withhold any payment pending written notification by Lessor of a change in address.
     (G.) CHANGES IN LAND OWNERSHIP: Lessee shall not be bound by any change in the ownership of the Leasehold until furnished with such documentation as Lessee may reasonably require. Pending the receipt of documentation, Lessee may elect either to continue to make or withhold payments as if such a change had not occurred.
     (H.) TITLE: If Lessee receives evidence that Lessor does not have title to all or any part of the rights herein leased, Lessee may immediately withhold payments that would be otherwise due and payable hereunder to Lessor until the adverse claim is fully resolved.
     (I.) LIENS: Lessee may at its option pay and discharge, any past due taxes, mortgages, judgments, or other liens and encumbrances on or against any land or interest included in the Leasehold; and Lessee shall be entitled to recover from the debtor, with legal interest and cost, by deduction from any future payments to Lessor or by any other lawful means.
     (J.) LIMITATION OF FORFEITURE: This lease shall never be subject to civil action or other proceeding to enforce a claim of forfeiture due to Lessee’s alleged failure to perform as specified herein, unless, Lessee has received written notice of Lessor’s demand and thereafter falls or refuses to satisfy Lessor’s demand within 60 days from receipt of the notice.
     UNITIZATION: Lessor grants Lessee the right to pool, unitize, or combine all or part of the Leasehold with other lands, whether contiguous or not contiguous, leased, or un-leased, whether owned by Lessee or by others, at a time before or after drilling to create drilling or production units either by contract right or pursuant to governmental authorization. Lessee is granted the right to change the size, shape and conditions of operations or payment of any unit created. Lessor agrees to accept and receive out of the production or the revenue realized from production of such unit, such proportional share of the Royalty from each unit well as the number of Leasehold acres included in the unit bears to the total number of acres in the unit. Otherwise, except for Free Gas, the drilling, operations in preparation for drilling, production from, or payment for Royalty, Shut-In Royalty, or Delay in Marketing for a well on such a unit shall have the same effect upon the terms of this Lease as if the well were located on the Leasehold.
     FREE GAS: Upon approval of Lessee’s written request for free gas and his execution of an Agreement for Delivery of Free Gas and Overburn Gas, one Lessor may lay a line to any producing gas well on the leased premises and take two hundred thousand (200,000) cubic feet of gas per year free of cost for domestic use in one dwelling on said lands at Lessor’s own risk and subject to the use and right of abandonment of the well by the Lessee. All overburn gas shall be paid for by said Lessor at the current established retail rate in the area.
     FACILITIES: Lessee shall not drill a well within 200 feet of any structure located on the Leasehold without Lessor’s written consent. Lessor shall not erect any building or structure, or plant any trees within 200 feet of a well or within 28 feet of a pipeline without Lessee’s written consent. Lessor shall not improve, modify, degrade or restrict roads and facilities built by Lessee without written consent.
     CONVERSION TO STORAGE: Lessee is hereby granted the right to convert the Leasehold to gas storage. At the time of conversion, Lessee shall pay Lessor’s proportionate part for the estimated recoverable gas remaining in the well using methods of calculating gas reserves as are generally accepted by the natural gas industry, and Lessor shall be paid Delay Rental far as long thereafter as the Leasehold is used for gas storage or for protection of gas storage.
     TITLE AND INTEREST: Lessor hereby warrants generally and agrees to defend title to the Leasehold and covenants that Lessee shall have quiet enjoyment hereunder and shall have benefit of the doctrine of after acquired title. Should any person having title to the Leasehold fail to execute this Lease, the Lease shall nevertheless be binding upon all person who do execute it as Lessor.
     LEASE DEVELOPMENT: There is no covenant to develop the Leasehold within a certain time frame, and there shall be no leasehold forfeiture for implied covenants to produce. Provisions herein constitute full compensation for privileges herein granted.
     ARBITRATION: In the event of a disagreement between Lessor and Lessee concerning this lease, performance hereunder, or damages caused by Lessee’s operations, settlement shall be determined by a panel of three disinterested arbitrators. Lessor and Lessee shall appoint and pay the fee of one each, and the two so appointed shall appoint the third, whose fee shall be borne equally by Lessor and Lessee. The award shall be by unanimous decision of the arbitrators and shall be final.
     SURRENDER: Lessee may surrender and cancel this lease as to all or any part of the Leasehold by recording a Surrender of Lease and if partially surrendered, the Delay Rental provided in the PAYMENTS clause shall be reduced in proportion to the acreage surrendered.

     SUCCESSORS: All rights, duties, and liabilities herein benefit and bind Lessor and Lessee and their heirs, successors, and assigns.
     ENTIRE CONTRACT: The entire agreement between Lessor and Lessee is embodied herein. No oral warranties, representation, or promises have been made or rolled upon by either party as an inducement to or modification of this Lease.
NOTHWITHSTANDING ANYTHING PRIOR TO THE CONTRARY THIS LEASE IS PAID UP FOR THE PRIMARY TERM STATED HEREIN.
IN WITNESS WHEREOF, this lease is entered into this the day and year first above written.

LESSOR	LESSOR

LESSOR	LESSOR

LESSOR	LESSOR

ACKNOWLEDGMENT
STATE OF KENTUCKY
COUNTY OF
     On this                     , day of                     , 2006, before me,                      , a Kentucky Notary Public, Special Commission for acts performed in or outside Kentucky for recordation in Kentucky, came                                                             , to me known (or satisfactorily proven) to be the individual(s) described in, and who executed the foregoing instrument, and acknowledged that he/she/they executed the same for the purposes therein contained. In witness thereof, I hereunto set my hand and official seal.

My Commission Expires on:

Notary Public — Special Commission

ACKNOWLEDGMENT
STATE OF KENTUCKY
COUNTY OF
     On this                      day of                     , 2008, before me,                      , a Notary Public, came                                         , to me know (or satisfactorily proven) to be the individual(s) described in, and who executed the foregoing instrument, and acknowledged that he/she/they executed the same for the purposes therein contained. In witness thereof, I hereunto set my hand and official seal.

My Commission Expires on:

Notary Public — Special Commission
Prepared by:	The Keeton Group, LLC 3012 Merideth Circle Lexington, Kentucky, 40613